AMENDMENT TO THE
ADVISORS SERIES TRUST
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 5th day of June, 2008, to the Custody Agreement, dated as of June 6, 2006, as amended (the "Custody Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") on behalf of its separate series, the Capital Advisors Growth Fund, and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the fees of the Capital Advisors Growth Fund; and

WHEREAS, Article XV, Section 15.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit E is hereby superseded and replaced with Exhibit E attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANK, N.A.

By: /s/Douglas G. Hess	By: /s/ Michael R. McVoy

Name: Douglas G. Hess	Name: Michael R. McVoy

Title: President	Title: Vice President

Exhibit E
to the AST Custody Servicing Agreement
Capital Advisors, Inc.

Name of Series	Date Added
Capital Advisors Growth Fund (inception date 12/31/99)	3/15/2002

CUSTODY SERVICES FEE SCHEDULE at May, 2008

Portfolio Transaction fees:

a. For each repurchase agreement transaction              $______
b. For each portfolio transaction processed
    through DTC or Federal Reserve                                 $______
c. For each portfolio transaction processed
    through Our New York Custodian                               $______
d. For each GNMA / Amortized Security Purchase      $______
e. For each GNMA Print/Int Paydown, GNMA
    Sales                                                                                 $______
f. For each option/future contract written,
   exercised or expired                                                         $______
g. For each Cederl/Euro clear transaction                       $______
h. For each Disbursement (Fund expense only)            $______
i.  For each mutual fund transaction                                $______

A transaction is a purchase / sale of a security, free receipt / free delivery (excluded initial conversion), maturity, tender or exchange.

Market Value Fee: (aggregate for all funds in the series trust)

Based upon an annual rate of:                      Million
._____ (__ basis points) on First                      $______
._____ (__ basis points) on Next                      $______
._____ (__ basis points) on                          Balance

Monthly Minimum Fee-Per Fund:   $______

Out-of-Pocket Expenses
The only out-of-pocket expenses charged to your account will be shipping fees or transfer fees.